Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107393

The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying
Prospectus are not an offer to sell, nor do they seek offers to buy securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 27, 2006

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 20, 2003)

Republic of South Africa

€

      % Notes due

The Notes are offered for sale in the United States of America and Europe.

The Notes bear interest at the rate of         % per year, accruing from                     . Interest on the Notes is payable on                  of each year, commencing                         , 2007. The Notes mature on                     . The Notes are not redeemable prior to maturity.

Application has been made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg, as competent authority under Directive 2003/71/EC (the ‘‘Prospectus Directive’’), to approve this Prospectus Supplement and the accompanying Prospectus dated August 20, 2003 as a prospectus for the purposes of the Prospectus Directive.

Application has been made in order for the Notes to be admitted to trading and listed on the regulated market of the Luxembourg Stock Exchange, which is a European Union regulated market (the ‘‘E.U. regulated market of the Luxembourg Stock Exchange’’) within the meaning of Directive 2004/39/EC. References in this Prospectus Supplement to Notes being listed (and all related references) shall mean that such Notes have been admitted to trading on the E.U. regulated market of the Luxembourg Stock Exchange and to the official list of the Luxembourg Stock Exchange.

The Notes contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to South Africa’s outstanding external debt issued prior to May 16, 2003. Under these provisions, which are described beginning on page 7 of the accompanying Prospectus, South Africa may amend the payment provisions of the Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes.

Copies of this Prospectus Supplement and the accompanying Prospectus dated August 20, 2003 may be obtained from the Luxembourg Stock Exchange website at http://www.bourse.lu.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

See ‘‘Risk Factors’’ beginning on page S-9 to read about certain risks you should consider before investing in the Notes.

	Per Note	Total
Public Offering Price(1)	%	€
Underwriting Discount	%	€
Proceeds, before expenses, to South Africa	%	€

(1)	Plus accrued interest from , 2006 if settlement occurs after that date.

The Underwriters expect to deliver the Notes in book-entry form only through the facilities of Clearstream Banking, société anonyme, (‘‘Clearstream, Luxembourg’’) and the Euroclear System (‘‘Euroclear’’), on or about April , 2006.

Deutsche Bank	Standard Bank

Nedbank Capital	Rand Merchant Bank, a division of FirstRand Bank Limited

The date of this Prospectus Supplement is                                     , 2006.

TABLE OF CONTENTS
Prospectus Supplement

i

You should rely on the information contained in this Prospectus Supplement, the accompanying Prospectus dated August 20, 2003 (the ‘‘Prospectus’’), the Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission (the ‘‘Commission’’) on November 7, 2005 (the ‘‘Annual Report’’), Amendment No. 1 to the Annual Report on Form 18-K/A filed with the Commission on March 2, 2006 (‘‘Amendment No. 1’’) and Amendment No. 2 to the Annual Report on Form 18-K/A filed with the Commission on March 24, 2006 (‘‘Amendment No. 2’’ and, together with Amendment No. 1, the ‘‘Amendments to the Annual Report’’) (which are incorporated by reference into the Prospectus) of the Republic of South Africa (‘‘South Africa’’ or the ‘‘Republic’’), which contain information regarding South Africa and other matters, including a description of certain terms of the securities of the government of South Africa (the ‘‘National Government’’ or the ‘‘South African government’’). See ‘‘Incorporation of Certain Documents By Reference’’ in this Prospectus Supplement and in the Prospectus. Further information regarding South Africa and the notes referred to on the front cover of this Prospectus Supplement (the ‘‘Notes’’) offered hereby may be found in registration statement No. 333-107393 (the ‘‘Registration Statement’’) relating to the securities of the South African government described in the Prospectus, on file with the Commission and available at the Internet site of the Commission at (http://www.sec.gov). We have not, and the Underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and the Prospectus, as well as the information we previously filed with the Commission, is accurate as of the dates on the front cover of this Prospectus Supplement, the Prospectus, the Annual Report and the Amendments to the Annual Report, as the case may be, only. If the information in this Prospectus Supplement differs from the information contained in the Prospectus, you should rely on the information in this Prospectus Supplement.

South Africa accepts responsibility for the information contained in this Prospectus Supplement. To the best of the knowledge of South Africa (having taken all reasonable care to ensure that such is the case) the information contained in this Prospectus Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Underwriters have not separately verified the information contained in this Prospectus Supplement or the Prospectus or in any document incorporated by reference herein. None of the Underwriters makes any representation, express or implied, or accepts any responsibility, with respect to the accuracy or completeness of any of the information in this Prospectus Supplement. None of this Prospectus Supplement, the Prospectus nor any document incorporated by reference are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of South Africa or the Underwriters that any recipient of this Prospectus Supplement, the Prospectus or any document incorporated by reference should purchase Notes.

The Notes constitute controlled securities as defined in the South African Exchange Control Regulations, 1961 (as amended), and as such may not be acquired by any person who is a resident of South Africa except in accordance with such Regulations and the directives or authorities issued or granted by the Exchange Control Department of the South African Reserve Bank in respect of those Regulations from time to time.

Each of the Underwriters and South Africa has represented, warranted and agreed that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in France and it has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the Prospectus Supplement or any other offering material relating to the Notes and such offers, sales and distributions have been and will be made in France only to (a) providers of investment services relating to portfolio management for the account of third parties, and/or (b) qualified investors (investisseurs qualifiés), all as defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier and Decree No. 98-880 dated October 1, 1998 relating to offers to qualified investors.

This Prospectus Supplement prepared in connection with Notes to be issued has not been submitted to the clearance procedures of the Autorité des marchés financiers.

Each of the underwriters has represented and agreed that it has not offered or sold and that it will not offer or sell the Notes in the Federal Republic of Germany, except where such offer or sale is being made in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) as of June 22, 2005 and any other applicable laws and regulations in the Federal Republic of Germany governing the issue, sale and offering of securities.

The offering of the Notes has not been registered with the Commissione Nazionale per la Società e la Borsa (‘‘CONSOB’’) (the Italian securities and exchange commission) pursuant to the Italian securities legislation and, accordingly, the Notes cannot be offered, sold or distributed nor can any copies of this Prospectus Supplement or the Prospectus or any other document relating to the Notes be distributed in the Republic of Italy (‘‘Italy’’) in a public solicitation (sollecitazione all'investimento) within the meaning of Article 1, paragraph 1, letter (t) of Legislative Decree no. 58 of February 24, 1998 (the ‘‘Financial Services Act’’), unless an exemption applies. Accordingly, the Notes in Italy:

(i) shall only be offered or sold to professional investors (operatori qualificati), as defined in Article 31, second paragraph of CONSOB Regulation No 11522 of July 1, 1998, as amended, or

(ii) in other circumstances which are exempted from the rules on public solicitations pursuant to Article 100 of the Financial Service Act and Article 33, first paragraph, of CONSOB Regulation No 11971 of May 14, 1999 (as amended).

Moreover, and subject to the foregoing, the Notes may not be offered, sold or delivered and none of this Prospectus Supplement, the Prospectus nor any other material relating to the Notes may be distributed or made available in Italy unless such offer, sale or delivery of Notes or distribution or availability of copies of this Prospectus Supplement, the Prospectus or any other material relating to the Notes in the Italy is made:

a) by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act and Legislative Decree No 385 of September 1, 1993 (the ‘‘Italian Banking Act’’);

b) in compliance with Article 129 of the Italian Banking Act and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities (e.g., Notes) in Italy is subject to prior and subsequent notification to the Bank of Italy, unless an exemption, depending inter alia on the amount of the issue and the characteristics of the securities, applies; and

c) in compliance with all relevant Italian securities, tax and exchange control and other applicable laws and regulations and any other applicable requirement or limitation which may be imposed from time to time by CONSOB or the Bank of Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to Directive 2003/71/CE (the ‘‘Prospectus Directive’’), such requirements shall be replaced by the applicable requirements under the Prospectus Directive or the relevant implementing laws.

Each Underwriter has represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

In this Prospectus Supplement, all amounts are expressed in South African rand (‘‘R’’ or ‘‘rand’’), Euro (‘‘€’’) or U.S. dollars (‘‘US$’’, ‘‘$’’ or ‘‘dollars’’), except as otherwise specified. See ‘‘The External Sector of the Economy—Reserves and Exchange Rates’’ in the Annual Report for the average rates for the rand against the dollar for the years 2000 through 2004 and the 8-month period ended August 31, 2005. On March 24, 2006 the noon buying rate for cable transfers of rand, as reported by the Federal Reserve Bank of New York, was 6.2700 rand per dollar (or 0.1595 dollars per rand). On March 24, 2006 the Euro foreign exchange reference rate for the rand as at 2:15 p.m. Central European Time was 7.5827 rand per Euro (or 0.1319 Euro per rand).

The South African government is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the South African government. The South African government will irrevocably submit to the jurisdiction of the Federal and

State courts in The City of New York, and will irrevocably waive any immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. The South African government reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the ‘‘Immunities Act’’) with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the Immunities Act to sovereign immunity with respect to such action. Enforceability in South Africa of final judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws is subject, among other things, to the absence of a conflicting judgment by a South African court or of an action pending in South Africa among the same parties and arising from the same facts and circumstances and to the South African courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant and that enforcement would not violate South African public policy. In general, the enforceability in South Africa of final judgments of U.S. courts obtained other than by default would not require retrial in South Africa. In original actions brought before South African courts, there is uncertainty as to the enforceability of liabilities based on the United States federal securities laws. The South African courts may enter and enforce judgments in foreign currencies. See ‘‘Description of Debt Securities—Governing Law; Consent to Service’’ in the Prospectus.

In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or (provided that the aggregate principal amount of Notes allotted does not exceed 105 per cent. of the aggregate principal amount of the Notes) effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However there is no assurance that the Underwriters (or any person acting on behalf of the Underwriters) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

 FORWARD-LOOKING INFORMATION

This Prospectus Supplement, the Prospectus, the Annual Report and the Amendments to the Annual Report contain certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933. Statements that are not historical facts, including statements with respect to certain of the expectations, plans and objectives of South Africa and the economic, monetary and financial conditions of the Republic, are forward-looking in nature. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date that they are made, and South Africa undertakes no obligation to publicly update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. South Africa cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	external factors, such as interest rates in financial markets outside South Africa and social and economic conditions in South Africa’s neighbors and major export markets; and

•	internal factors, such as general economic and business conditions in South Africa, present and future exchange rates of the rand, foreign currency reserves, the ability of the South African government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

On November 7, 2005, the Republic filed the Annual Report. On March 2, 2006, the Republic filed Amendment No. 1 and on March 24, 2006, the Republic filed Amendment No. 2. The Annual Report and Amendments to the Annual Report are incorporated by reference into the Prospectus and are available free of charge at the specified office of the Luxembourg Listing Agent and will also be available to view on the website of the Luxembourg Stock Exchange (http://www.bourse.lu). See ‘‘General Information’’ below and ‘‘Incorporation of Certain Documents By Reference’’ in the Prospectus. Copies of the Republic’s Annual Reports and National Budgets also may be reviewed on the Internet site of the Commission at (http://www.sec.gov). This site contains reports and other information regarding issuers that file electronically with the Commission.

 GENERAL DESCRIPTION

South Africa

South Africa has been an established constitutional democracy since 1994, when it held its first fully democratic national elections. Mr. Thabo Mbeki was elected to his second term as President in South Africa’s third fully democratic national elections in April 2004.

South Africa has the most developed economy in sub-Saharan Africa, with a gross domestic product (‘‘GDP’’) equal to more than five times that of its six immediate neighbors combined and which comprised one third of the combined GDP of Sub-Saharan Africa in 2004. The major strengths of the South African economy are its manufacturing sector, its strong physical and economic infrastructure and its abundant natural resources, including gold, platinum metals and coal.

South Africa’s current economic expansion, which began in September 1999 and is the longest business cycle upswing on record, gathered further momentum in 2005. South Africa’s growth strategy aims to reinforce modernization and improve the competitiveness of the economy, while also broadening participation and addressing structural constraints that inhibit the development of small businesses and cohesive communities. Over the last five years, the South African Government has focused on consolidating and rationalizing National Government and provincial government finances, broadening the tax base and reducing the overall burdens of taxation and government debt as a percentage of GDP. As a result of these efforts, as well as robust domestic demand, stimulated in part by the appreciation in the value of the Rand, real GDP growth accelerated to an estimated 5.0% in 2005 compared to a recorded growth of 3.7% in 2004 and 2.8% in 2003. While consumer price inflation has decreased markedly in recent years, averaging 3.7% in 2004, it increased to 3.9% in 2005, mainly as a result of the marked rise in oil prices during that year.

Tax reforms over the last five years, designed to decrease income tax rates while broadening the tax base, have led to significant tax revenue growth with general government tax revenue increasing annually. The revised revenue estimate for 2005-2006 is R417 billion, which is R45 billion more than originally estimated in the 2005-2006 National Budget released in February 2005. Although substantial personal income tax relief has been granted since 2002, the tax/GDP ratio has remained stable. The National Government’s efforts to couple these tax reforms with fiscal consolidation over the last five years have led to significant progress, including: a moderation in government consumption expenditure as a percentage of GDP; a recovery of public sector capital formation; the stabilization of the aggregate tax burden as a percentage of GDP; steady progress in reducing interest on public debt as a percentage of GDP; and a marked reduction in the average interest rate on National Government debt.

The fiscal and economic improvements of recent years have come about as South Africa addresses a legacy of great divisions within the population, largely along racial lines, which have taken a heavy toll on human development and the economy. These divisions are evidenced by the chronically high formal sector unemployment rate (which the official estimate puts at 26.5% as at March 2005) and the widely divergent nature of the economy, in which vast sections of the populace still suffer significant inadequacies in areas such as housing, sanitation, health care and education, while a minority enjoys the benefits associated with a highly developed society. The National Government has expressed its firm intent to continue to address South Africa’s social and developmental challenges within a consistent, growth-oriented fiscal and budgetary framework.

Within that context, the South African Government has proposed to increase spending to provide further impetus to growth and broadening participation in the economy both in the medium term expenditure framework and in the years beyond. In this regard, spending estimates over the next three years have been revised upwards, with total spending for 2006-2007 estimated at R472.7 billion (27.2% of GDP), rising to R519.2 billion (27.3% of GDP) in 2007-2008 and R571.3 billion (27.2% of GDP) in 2008-2009. The increased revenue estimate referred to above, combined with reduced spending projections in the current fiscal year, have allowed the South African Government to allocate an additional R106 billion for additional spending over the next three years, including R24 billion to replace

5

the Regional Services Council (‘‘RSC’’) levies lost by municipal governments, and an additional R82 billion in non-interest spending (excluding the RSC levies). This represents real growth of 7.9% per year in the government’s non-interest spending, which is financed through the higher-than-forecast revenue collection and a narrower budget deficit.

Taking into account these objectives, the National Government has adopted the following policy priorities for the three years covered in the Medium Term Budget Policy Statement (‘‘MTBPS’’): increasing the rate of growth and investment; bringing the second economy into the mainstream of economic life, by means of strengthening co-operation between the state, the business sector and community organizations; continuing to focus on social security, health care and human development; improving the capacity of the National Government; on an international basis, promoting South Africa’s reform agenda on the global stage; increasing social development and income support; improving the state’s capacity to promote growth, broaden development and combat crime; and improving regional and international relations for growth and development.

As the National Government pursues these goals, it recognizes that private sector confidence, respect for private property rights, co-operation between labor and management and reduced levels of criminal violence will continue to be important determinants in order to achieve sustainable economic growth in South Africa, with the long-term aim of creating jobs for all economically active South Africans. A dramatic increase in job opportunities will not be obtained easily or rapidly, and unemployment is unfortunately likely to remain a feature of the South African economy for some time to come. At the same time, efforts continue to be made to stimulate employment and growth while addressing human development needs. Noteworthy initiatives in 2005 included: the continued reduction in the level of crime; the publication and Cabinet acceptance of Phase 1 of the Codes of Good Practice published in terms of the Broad Based Black Economic Empowerment Act of 2004; the establishment of the Accelerated and Shared Growth Initiative under the leadership of the Deputy President; and the continued roll out of the Operational Plan for Comprehensive HIV and AIDS Care, Management and Treatment, which includes the distribution of antiretroviral treatment for all infected South Africans.

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The Offering

Issuer:	The Republic of South Africa.

Aggregate Principal Amount:	€ .

Issue Price:	% of the principal amount of the Notes, plus accrued interest, if any, from , 2006.

Issue Date:	, 2006

Interest Rate:	% per annum.

Interest Calculations:	Interest payable on a particular interest payment date will be calculated on the basis of the actual number of days in respect of which payment is being made divided by the number of days from, and including, the preceding interest payment date (or the issue date in the case of the first interest payment date) to, but excluding, the relevant interest payment date.

Indication of Yield:	The issue price is % and the resulting yield to maturity (calculated on an annual basis) is %. The yield is calculated based on the actual number of days during the period in respect of which interest is being paid, not to exceed 365, divided by 365, on an annual basis. It is not an indication of future yield.

Maturity Date:	.

Interest Payment Dates:	of each year, commencing , 2007.

Redemption:	The Notes are not subject to redemption prior to maturity. At maturity, the Notes will be redeemed at par.

Markets:	The Notes are offered for sale in the United States of America and Europe. See ‘‘Underwriting.’’

Form and Settlement:	One or more fully registered global securities, held in the name of Clearstream Banking Luxembourg, the Euroclear System, or a nominee thereof. These global securities are referred to in this Prospectus Supplement as Global Notes. The Notes will be delivered in book-entry form through the facilities of Clearstream, Luxembourg and Euroclear against payment in immediately available funds in euros.

Except in limited circumstances, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered registered holders of the Notes.

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Status:	The Notes constitute direct, unconditional, general and unsecured obligations of the South African government and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the South African government for moneys borrowed and guarantees given by South Africa in respect of money borrowed from others. The full faith and credit of the South African government has been pledged for the due and punctual payment of, and the due and timely performance of all the South African government’s obligations relating to, the Notes.

Withholding Tax:	Principal of and interest on the Notes are payable by the Republic without withholding or deduction from South African withholding taxes to the extent set forth herein. See ‘‘Description of Notes—South African Taxation’’.

Further Issues:	South Africa may, without the consent of the holders, issue additional notes that may form a single series of notes with the outstanding Notes, provided that such additional notes do not have, for purposes of United States federal income taxation, a greater amount of original issue discount, if any, than the Notes have as of the date of the issue of such additional notes.

Listing:	Application has been made in order for the Notes to be admitted to trading and listed on the regulated market of the Luxembourg Stock Exchange.

Governing Law:	New York. The laws of South Africa will govern all matters relating to the authorization and execution of the Notes by South Africa.

Designation; Additional Provisions:	The Notes are collective action securities and contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to South Africa’s outstanding external debt issued prior to May 16, 2003. Under these provisions, South Africa may amend the payment provisions of the Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes. See ‘‘Description of Debt Securities—Collective Action Securities’’ in the Prospectus.

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RISK FACTORS

This section describes certain risks associated with investing in the Notes. You should consult your financial and legal advisors about the risk of investing in the Notes.

Risk Factors relating to South Africa

South Africa is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

South Africa is a foreign sovereign state. As a result, it may not be possible for investors to effect service of process within their own jurisdiction upon South Africa or to enforce against South Africa judgments obtained in their own jurisdictions.

Certain economic risks are inherent in any investment in an emerging market country such as South Africa.

Investing in an emerging market country such as South Africa carries economic risks. These risks include economic instability that may affect South Africa’s economic results. Economic instability in South Africa in the past and in other emerging market countries has been caused by many different factors, including the following:

•	general economic and business conditions;

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange rates;

•	exchange controls;

•	wage and price controls;

•	foreign currency reserves;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the Notes, may adversely affect the value or liquidity of the Notes.

There can be no assurance that South Africa’s credit rating will not change.

Long-term foreign currency debt of South Africa is currently rated BBB+ by Fitch Ratings and Standard & Poor’s and Baa1 by Moody’s. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in South Africa’s credit rating could adversely affect the trading price of the Notes.

Risk Factors relating to the Notes

The market for any Notes and the price at which Notes may trade in any such market is uncertain.

Although application has been made in order for the Notes to be admitted to trading on the Luxembourg Stock Exchange’s regulated market and to be listed on the Luxembourg Stock Exchange, there can be no assurance as to how any Notes will trade in the secondary market or whether such market will be liquid or illiquid. Therefore, investors may not be able to sell their Notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severe adverse effect on the market value of the Notes.

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities.

An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Euro and the possibility of the imposition or modification of foreign exchange controls with respect to the Euro and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the Euro and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the Euro against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

RECENT DEVELOPMENTS

This section provides information that supplements the information about South Africa corresponding to the headings below that is included in the Annual Report. To the extent that the information in this section differs from the information contained in the Annual Report, you should rely on the information in this section.

On March 23, 2006, the South African Reserve Bank released its Quarterly Bulletin. South Africa filed the Quarterly Bulletin with the Commission on March 24, 2006 under cover of Form 18-K/A, which is incorporated by reference in this Prospectus Supplement and in the Prospectus. You should read the Quarterly Bulletin in conjunction with the other information appearing elsewhere in this Prospectus Supplement and the Prospectus.

Government and Political Parties

The 2006 local government (municipal) elections took place on March 1, 2006. Local government in South Africa is presently comprised of 303 electoral entities. At national level, the African National Congress (ANC) received 66.34% of the total votes, while the Democratic Alliance (DA) received 14.67% and the Inkatha Freedom Party (IFP) received 7.98% of the total votes. At the electoral entity level, on the other hand, the ANC received the majority of votes in (and accordingly controls) 228 electoral entities (75.25%), while the DA and the IFP received the majority of votes in 6 electoral entities (1.98%) and 29 electoral entities (9.57%), respectively. In the remaining 40 electoral entities, no single party received a majority of the votes and the control of these entities will depend on coalition arrangements made between the parties concerned.

Broad Based Black Economic Empowerment

In November 2005, the Minister of Trade and Industry released, for public information, a final draft of the first phase of the codes of good practice (Codes) for black economic empowerment (BEE). The first phase of the Codes is expected to be gazetted in due course. On December 20, 2005, the Minister of Trade and Industry released, for public comment, a first draft of the second phase of the Codes for BEE. The second phase of the Codes seeks to regulate inter alia various matters that have not been dealt with fully under the first phase, including the measurement of ownership contributions made by multinational companies, and the implications of an entity misrepresenting its BEE status. The second phase of the Codes provides for certain instances in which foreign multinational companies may be partially exempted from complying with the ownership requirements of the Codes. It is envisaged that the second phase of the Codes will encourage both public and private entities, through the issuing of licenses, concessions, sale of assets and preferential procurement, to implement BEE initiatives.

Land Reform

In February 2006, President Thabo Mbeki announced that government is to play a more central role in accelerating restitution of land and empowering the poor, particularly in rural areas. To that end, Agricultural and Land Affairs Minister Thoko Didiza has been tasked with reviewing the current willing-buyer, willing-seller policy, land acquisition models and the possible manipulation of land prices.

HIV and AIDS

By December 2005, 77% of public health facilities in South Africa offered Prevention of Mother to Child Transmission services (PMTCT), an improvement of some 88% over the previous year. Also by December 2005, 88% of public health facilities offered Voluntary Counseling and Testing services (VCT) which is a marked improvement from the 64% of facilities offering these services in the previous year. The Department of Health intends expanding to 100% the number of public health facilities that will offer VCT and PMTCT in 2006/2007.

In February 2006, the Department of Health released its Strategic Plan for 2006/2007 – 2008/2009, which highlights the various areas in which government intends improving health care. In particular, 2006 has been declared the year of accelerated prevention of HIV, and the strategy to be adopted for 2006/2007 and beyond will include intersectoral and health related aspects, placing greater focus on issues such as promoting development, alleviating poverty and addressing gender inequalities as well as expanding medical treatment and counseling.

In February 2006, the Department of Health submitted the second South African Progress Report on Declaration of Commitment on HIV and AIDS 2005 (the Progress Report) to the United Nations General Assembly. The Progress Report details the progress that has been made in South Africa to deal with HIV and AIDS.

Foreign Direct Investment

A number of transactions involving significant foreign direct investment were announced at the end of 2005, including:

– the sale of the shares in Venfin Limited to Vodafone Holdings (SA) Pty Limited for R21.16 billion, which was concluded on February 17, 2006; and

– the acquisition of ABSA Bank Limited by Barclays Bank plc for R578 million, which was announced on December 23, 2005.

USE OF PROCEEDS

The net proceeds from the sale of the Notes are estimated to be €                        , after deduction of the underwriting concession and discount and of certain expenses payable by South Africa, estimated at €                                . South Africa will use the proceeds for the general purposes of the National Government. See ‘‘The External Sector of the Economy — Foreign Debt Arrangements’’ and ‘‘National Government Debt — Summary of External National Government Debt’’ in the Annual Report.

DESCRIPTION OF NOTES

This Prospectus Supplement describes the terms of the Notes in greater detail than the Prospectus and may provide information that differs from the Prospectus. If the information in this Prospectus Supplement differs from the Prospectus, you should rely on the information in this Prospectus Supplement.

The Notes are to be issued pursuant to an Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003 (the ‘‘Amended and Restated Fiscal Agency Agreement’’), between South Africa and Deutsche Bank Trust Company Americas (formerly named Bankers Trust Company), as Fiscal Agent (the ‘‘Fiscal Agent’’). The following statements and the statements under ‘‘Description of Debt Securities’’ in the Prospectus briefly summarize some of the terms of the Notes and the Amended and Restated Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Amended and Restated Fiscal Agency Agreement and to the form of Global Note, described below, filed or to be filed by South Africa with the Commission.

The Notes, issued in an aggregate principal amount of €            , bear interest at the rate of         % per annum and mature on                 . Interest on the Notes is payable annually on                      of each year, commencing                     , 2007, to the persons in whose names the Notes are registered at the close of business on the day preceding                     (whether or not a business day), as the case may be. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of the actual number of days in respect of which payment is being made divided by the number of days from, and including, the preceding interest payment date (or the issue date in the case of the first interest payment date) to, but excluding, the relevant interest payment date.

The Notes constitute direct, unconditional, general and unsecured obligations of the South African government and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the South African government for moneys borrowed and guarantees given by South Africa in respect of money borrowed from others. The full faith and credit of the South African government has been pledged for the due and punctual payment of, and the due and timely performance of all the South African government’s obligations relating to, the Notes.

The Notes are collective action securities and contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to South Africa’s outstanding external debt issued prior to May 16, 2003. Under these provisions, South Africa may amend the payment provisions of the Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes. See ‘‘Description of Debt Securities — Collective Action Securities’’ in the Prospectus.

The Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at par. Nevertheless, South Africa may at any time repurchase the Notes at any price in the open market or otherwise. South Africa may hold or resell the Notes it purchases or may surrender them to the Fiscal Agent for cancellation. Additional terms of the Notes are described in the Prospectus under ‘‘Description of Debt Securities.’’

The Fiscal Agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

Form, Denominations and Registration

The statements set forth in this Prospectus Supplement in this subsection and in ‘‘ —Definitive Notes’’ and in the section entitled ‘‘Clearing and Settlement’’ include summaries of certain rules and procedures of Clearstream, Luxembourg and Euroclear that affect transfers of interests in the Global Notes.

The Notes will be issued as one or more Global Notes in book-entry form registered in the name of Clearstream, Luxembourg and Euroclear, or a nominee thereof. Investors may hold book-entry interests in a Global Note through organizations that participate, directly or indirectly, in the Clearstream, Luxembourg and Euroclear systems. Book-entry interests in the Notes and all transfers relating to the Notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear. The initial common depositary for Clearstream, Luxembourg and Euroclear will be Deutsche Bank AG, London Branch. The Depository Trust Company will not be the depositary for the Notes.

Except as provided below, the Global Notes may be transferred, in whole and not in part, only to Clearstream, Luxembourg and Euroclear, another nominee of Clearstream, Luxembourg and Euroclear, or a successor of Clearstream, Luxembourg and Euroclear or its nominee.

Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream, Luxembourg and Euroclear. Such beneficial interests will be in denominations of €50,000 and higher integral multiples of €1,000 thereof. Investors also may hold beneficial interests in the Global Notes directly through Clearstream, Luxembourg and Euroclear.

Clearstream, Luxembourg and Euroclear may grant proxies or otherwise authorize Clearstream, Luxembourg and Euroclear participants (or persons holding beneficial interests in the Notes through those participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Amended and Restated Fiscal Agency Agreement or the Notes.

Persons who are not Clearstream, Luxembourg or Euroclear participants may beneficially own Notes held by Clearstream, Luxembourg and Euroclear only through direct or indirect participants in Clearstream, Luxembourg and Euroclear. So long as Clearstream, Luxembourg or Euroclear, or a nominee thereof, is the registered owner of the Global Notes, the registered owner for all purposes will be considered the sole holder of the Global Notes under the Amended and Restated Fiscal Agency Agreement and the Notes. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the holders of the Notes under the Amended and Restated Fiscal Agency Agreement or the Notes. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of Clearstream, Luxembourg and Euroclear and, if such person is not a participant in Clearstream, Luxembourg and Euroclear, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes. South Africa understands that, under existing industry practice, in the event that any owner of a beneficial interest in the Global Notes desires to take any action that the registered owner, as the holder of such Global Notes, is entitled to take, the registered owner would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment

Payment of principal of and interest on the Global Notes will be made to Clearstream, Luxembourg or Euroclear, or a nominee thereof, as the registered owner. The principal of and interest on the Notes will be payable in euros or in such other coin or currency of the European Union as at the time of payment is legal tender for the payment therein of public and private debts. Upon receipt of any payment of principal of or interest on the Global Notes, participants’ accounts will be credited in accordance with applicable Clearstream, Luxembourg and Euroclear rules and procedures. Neither South Africa nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Prescription

To the extent permitted by applicable law, the Notes will become void unless presented for payment within a period of 10 years following (i) the maturity date or (ii) if payment in full has not been received by the Fiscal Agent or Paying Agent on or prior to the maturity date, the date on which notice is given to holders of the Notes that payment in full has been received.

Definitive Notes

South Africa will cause Notes to be issued in definitive form in exchange for Global Notes only if Clearstream, Luxembourg or Euroclear, or a nominee thereof notifies South Africa in writing that it is no longer willing or able to discharge its responsibilities as depositary for the Global Notes properly and South Africa is unable to locate a qualified successor within 90 days after receiving such notice, or if an event of default has occurred and is continuing as described under ‘‘Description of Debt Securities—Events of Default’’ in the Prospectus. South Africa also may at any time and in its sole discretion determine not to have any of the Notes represented by the Global Notes. If any of the three above events occurs, South Africa will reissue the Notes in fully certificated, registered form in denominations of €50,000 and higher integral multiples of €1,000 thereof and will recognize the registered holders of the definitive Notes as holders under the Amended and Restated Fiscal Agency Agreement. Such Notes may be presented for registration of transfer or exchange at the office of the Fiscal Agent in The City of New York, at the office of the Fiscal Agent’s affiliate in London, England, or at the office of the Luxembourg Transfer and Paying Agent in Luxembourg, and principal and interest will be payable at such offices, provided that interest may be paid by check mailed to the registered holders of the definitive Notes. In the event of the issuance of definitive Notes and for as long as the Notes are listed on the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, the South African government will maintain a transfer agent and paying agent in Luxembourg.

A definitive Note will be transferable in whole or in part in an authorized denomination upon the surrender of the certificate evidencing the definitive Note to be transferred, together with the form of transfer duly endorsed on it completed and executed, at the specified office of any transfer agent. In the case of a transfer of only part of a definitive Note, a new certificate in respect of the balance not transferred will be issued to the transferor.

In the event that definitive Notes are issued, the Transfer and Paying Agent and its specified office shall be as set forth at the end of this document, and payment of principal will be made only against presentation and surrender of the definitive Notes to the Transfer and Paying Agent. The South African government reserves the right at any time to vary or terminate the appointment of any transfer agent and paying agent and to appoint additional or other transfer agents and paying agents. If the South African government appoints additional or other transfer or paying agents in Luxembourg, notice of such change will be published in Luxembourg as set forth in the section entitled ‘‘Notices’’ in this Prospectus Supplement.

Replacement of the Notes

Should any definitive Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as the South African government may require. Mutilated Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the Note and shall be made at the specified office of the Fiscal Agent in The City of New York, the Fiscal Agent’s affiliate in London, England, or the Transfer and Paying Agent in Luxembourg set out at the end of this document.

Further Issues

South Africa may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes, provided that such additional notes do not have, for purposes of United States federal income taxation, a greater amount of original issue discount, if any, than the Notes have as of the date of the issue of such additional notes.

Notices

So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, South Africa will publish notices in a daily newspaper of general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, South Africa will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. South Africa will also publish all notices in London in the Financial Times and in New York in The Wall Street Journal. Notices shall be deemed to have been given on the date of their publication or, if published more than once on different dates, on the first date on which publication is made.

 TAXATION

South African Taxation

Under existing South African law, all payments of principal and interest in respect of the Notes will be exempt from any taxes, levies, imposts, duties, deductions, withholdings or other charges, of whatsoever nature, imposed, levied, collected, withheld or assessed by the South African government or any political subdivision or taxing authority thereof or therein (all of which are referred to herein as ‘‘South African Taxes’’) so long as the beneficial owner of the relevant Notes and the recipient of any interest payable in respect thereof is either:

(1) a natural person who:

•	is not a tax resident in South Africa as defined in the South African Income Tax Act of 1962; and

•	does not carry on business in South Africa through a permanent establishment; and

•	was physically absent from South Africa for at least 183 days during the relevant year of assessment; or

(2)	a company, incorporated association, corporation or other body corporate which is not a resident as defined in the South African Income Tax Act of 1962 who:

•	does not carry on a business in South Africa through a permanent establishment.

A natural person will be a tax resident of South Africa if he or she is:

•	a tax resident in South Africa; or

•	is physically present in South Africa for more than 91 days in aggregate during the relevant year of assessment, for more than 91 days in aggregate during each of the preceding five years and for more than 915 days in the aggregate during such five years.

A company, incorporated association, corporation or other body corporate will be a resident of South Africa if it is incorporated, established or formed in South Africa or if it is effectively managed in South Africa, unless it is considered exclusively a resident of another country for purposes of the application of any agreement entered into between the governments of the Republic and that other country for the avoidance of double taxation.

Except as otherwise provided in the Prospectus and subject to the limitations expressed therein, the South African government has agreed to pay, to the extent permitted by law, such additional amounts as are necessary in order that the net payment, after the imposition of any South African Taxes, will not be less than the amount that any holder of the Notes, who meets the current requirements for exemption as noted above in this section, would have received in the absence of South African Taxes. See ‘‘Description of Debt Securities—South African Taxation’’ in the Prospectus.

Luxembourg Taxation

The comments below are intended as a basic summary of certain tax consequences in relation to the purchase, ownership and disposition of Notes under Luxembourg law. Persons who are in any doubt as to their tax position should consult a professional tax adviser.

Withholding Tax

Luxembourg non-residents

Under Luxembourg tax law currently in effect and subject to the application of the Luxembourg laws dated June 21, 2005 (the ‘‘Laws’’) implementing the European Council Directive 2003/48/EC on the taxation of savings income (the ‘‘Savings Directive’’) and several agreements concluded between Luxembourg and certain dependent territories of the European Union, there is no withholding tax on payments of interest (including accrued but unpaid interest) made to Luxembourg non-resident holders of Notes. There is also no Luxembourg withholding tax, subject to the application of the Laws, upon repayment of principal or upon redemption, repurchase or exchange of the Notes.

Under the Savings Directive, a Luxembourg based paying agent (within the meaning of the Savings Directive) is required commencing July 1, 2005 to withhold tax on interest and other similar income paid by it to (or under certain circumstances, to the benefit of) an individual resident in another Member State, unless the beneficiary of the interest payments elects for an exchange of information. The same regime applies to payments to individuals resident in certain dependent territories.

The withholding tax rate is initially 15%, increasing steadily to 20% and to 35%. The withholding tax system will only apply during a transitional period, the ending of which depends on the conclusion of certain agreements relating to information exchange with certain third countries.

Luxembourg residents

A 10% withholding tax has been introduced, commencing January 1, 2006 on interest payments made by Luxembourg paying agents (defined in the same way as in the Savings Directive) to Luxembourg individual residents. Only interest accrued after July 1, 2005 falls within the scope of this withholding tax. Income (other than interest) from investment funds and from current accounts provided that the interest rate is not higher than 0.75% is exempt from the withholding tax. Furthermore, interest which is accrued once a year on savings accounts (short and long term) and which does not exceed €250 per person and per paying agent is exempt from the withholding tax. This withholding tax represents the final tax liability for the Luxembourg individual resident taxpayers.

Income Taxation on Principal, Interest, Gains on Sales or Redemption

Holders of Notes who are non-residents of Luxembourg and who have neither a permanent establishment nor a fixed base of business in Luxembourg with which the holding of the Notes is connected, will not be subject to taxes (income taxes and net wealth tax) or duties in Luxembourg with respect to payments of principal or interest (including accrued but unpaid interest), payments received upon redemption, repurchase or exchange of Notes or capital gains realized upon disposal or repayment of the Notes.

Holders of Notes will not be deemed to be resident, domiciled or carrying on business in Luxembourg solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the Notes.

Holders of Notes who are tax resident in Luxembourg, or holders of Notes who have a permanent establishment in Luxembourg with which the holding of the Notes is connected, must for income tax purposes include any interest receivable in their taxable income and will be subject to net wealth tax (except in the case of Luxembourg individual resident and non-resident holders of Notes, for whom Luxembourg net wealth tax has been abolished as of 1 January, 2006). They will not be liable for any Luxembourg income tax on repayment of principal.

Luxembourg resident individual holders of Notes are not subject to taxation on capital gains upon the disposition of the Notes, unless the disposition of the Notes precedes the acquisition of the Notes or the Notes are disposed of within six months of the date of acquisition of these Notes. Upon a redemption of the Notes, individual Luxembourg resident holders of Notes must however include the portion of the redemption price corresponding to accrued but unpaid interest in their taxable income.

Luxembourg resident corporate holders of Notes which are companies benefiting from a special tax regime (such as holding companies subject to the law of July 31, 1929 and undertakings for collective investment subject to the law of December 20, 2002) are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e., corporate income tax, municipal business tax and net wealth tax) other than the subscription tax calculated on their share capital or net asset value.

Other taxes

No stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by holders of Notes in connection with the issue of the Notes, nor will any of these taxes be payable as a consequence of a subsequent transfer or redemption of the Notes.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Notes or in respect of the payment of interest or principal under the Notes or the transfer of the Notes. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to South Africa, if for Luxembourg value added tax purposes such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

Holders of Notes not permanently resident in Luxembourg at the time of death will not be subject to inheritance or other similar taxes in Luxembourg in respect of the Notes.

United States Taxation

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY SOUTH AFRICA IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY SOUTH AFRICA OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of Notes by a U.S. Holder (as defined below). This summary deals only with initial purchasers of Notes at the issue price that are U.S. Holders that will hold the Notes as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Notes as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar).

As used herein, the term ‘‘U.S. Holder’’ means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership that holds Notes will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of Notes by the partnership.

The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Payments of Interest

Interest on a Note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes. Interest paid on the Notes constitutes income from sources outside the United States. Prospective purchasers should consult their tax advisers concerning the applicability of the foreign tax credit and source of income rules to income attributable to the Notes.

The amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

An accrual basis U.S. Holder may determine the amount of income recognized with respect to an interest payment in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, in the case of an accrual period that spans two taxable years of a U.S. Holder, the part of the period within the taxable year).

Under the second method, the U.S. Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period, an electing accrual basis U.S. Holder may instead translate the accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the Internal Revenue Service (the ‘‘IRS’’).

Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note), the U.S. Holder may recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference between the amount received (translated into U.S. dollars at the spot rate on the date of receipt) and the amount previously accrued, regardless of whether the payment is in fact converted into U.S. dollars.

Amendments to the Terms of the Notes

South Africa may amend the payment provisions of the Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes. Any such modification might be treated for U.S. federal income tax purposes as a deemed disposition of Notes by a U.S. Holder in exchange for new modified notes. As a result of this deemed disposition, a U.S. Holder could be required to recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value at that time of the U.S. Holder’s Notes, and the U.S. Holder’s tax basis in those Notes. U.S. Holders should consult their tax advisers concerning the U.S. federal income tax consequences to them of any such amendment.

Purchase, Sale and Retirement of Notes

A U.S. Holder’s tax basis in a Note will generally be its U.S. dollar cost (as defined below). The U.S. dollar cost of a Note purchased with foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date for the purchase.

A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of this amount on the date of sale or retirement or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date for the sale. Such an election by an accrual basis U.S. Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

A U.S. Holder will recognize U.S. source exchange rate gain or loss (taxable as ordinary income or loss) on the sale or retirement of a Note equal to the difference, if any, between the U.S. dollar values of the U.S. Holder’s purchase price for the Note (or, if less, the principal amount of the Note) (i) on the date of sale or retirement and (ii) the date on which the U.S. Holder acquired the Note. Any such exchange rate gain or loss will be realized only to the extent of total gain or loss realized on the sale or retirement.

Except to the extent of changes in exchange rates, gain or loss recognized by a U.S. Holder on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held by the U.S. Holder for more than one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a Note generally will be U.S. source. Prospective purchasers should consult their tax advisers as to the foreign tax credit implications of the sale or retirement of Notes.

Disposition of Foreign Currency

Foreign currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time the interest is received or at the time of the sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be U.S. source ordinary income or loss.

Backup Withholding and Information Reporting

Payments of principal and interest on, and the proceeds of sale or other disposition of Notes, by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

European Union Directive on the Taxation of Savings Income

The Council of the European Union has adopted a directive regarding the taxation of savings income. The directive requires a member state of the European Union to provide to the tax authorities of other member states of the European Union details of payments of interest and other similar income paid by a person to an individual in another member state of the European Union, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

CLEARING AND SETTLEMENT

Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The Clearing Systems

South Africa understands the following regarding the clearing systems of Clearstream, Luxembourg and Euroclear:

Clearstream, Luxembourg. Clearstream, Luxembourg is owned by a parent corporation, Clearstream International, société anonyme, the shareholders of which are banks, securities dealers and financial institutions. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Institut Monétaire Luxembourgeois, the Luxembourg monetary authority, which supervises Luxembourg banks.

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfers between their accounts. Distributions with respect to Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures.

Euroclear. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Bank holds securities and book-entry interest in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

Euroclear Bank provides Euroclear participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations including the Underwriters. Non-participants of Euroclear may hold and transfer book- entry interests in the Notes through accounts with a direct Euroclear participant or any other securities intermediary that holds a book-entry interest in the Notes through one or more securities intermediaries standing between such other securities intermediary and Euroclear Bank. Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with its rules and procedures.

Global Clearance and Settlement Procedures

The Underwriters expect to deliver the Notes in book-entry form through the facilities of Clearstream, Luxembourg and Euroclear against payment in immediately available funds in euros.

The distribution of the Notes will be cleared through Clearstream, Luxembourg and Euroclear. The Depository Trust Company will not be involved in the clearance or settlement of the Notes. Any secondary market trading of book-entry interests in the Notes will take place through Euroclear and Clearstream, Luxembourg participants and will settle in same-day funds. Owners of book-entry interests in the Notes will receive payments relating to their Notes in euros as set forth in the section entitled ‘‘Description of Notes—Payment’’ in this Prospectus Supplement.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in securities held by them. South Africa has no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. South Africa also does not supervise these systems in any way.

Although Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers, they are not obligated to perform or to continue to perform these procedures and may change or discontinue them at any time.

UNDERWRITING

Subject to the terms and conditions set forth in a Pricing Agreement, dated, 2006, South Africa has agreed to sell to each of the Underwriters named below, for whom Deutsche Bank AG, London Branch and Standard Bank Plc are acting as representatives, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below. Under the terms and conditions of the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

Underwriters	Principal Amount of Notes
Deutsche Bank AG, London Branch.	€
Standard Bank Plc.	€
Nedbank Capital, a division of Nedbank Limited.	€
Rand Merchant Bank, a division of FirstRand Bank Limited.	€
Total	€

The Notes are offered for sale in those jurisdictions in the United States of America and Europe where it is legal to make such offers.

The Underwriters propose to offer the Notes initially at the public offering price on the cover page of this Prospectus Supplement and to securities dealers at that price less a selling concession of% of the principal amount of the Notes. The Underwriters and any such securities dealers may allow a discount of% of the principal amount of the Notes on sales to other broker/dealers. After the initial public offering of the Notes, the Underwriters may change the public offering price and concession and discount to broker/dealers.

Each of the Underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction outside the United States except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on South Africa except as set forth in the Pricing Agreement.

The Underwriters acknowledge that the Notes constitute controlled securities as defined in the South African Exchange Control Regulations, 1961 (as amended), and as such may not be acquired by any person who is a resident of South Africa except in accordance with such Regulations and the directives or authorities issued or granted by the Exchange Control Department of the South African Reserve Bank in respect of the Regulations from time to time.

The Notes are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The Underwriters have agreed that they will not offer or sell the Notes, or distribute or publish any document or information relating to the Notes, in any jurisdiction without complying with the applicable laws and regulations of that jurisdiction. In particular, offers and sales of the Notes in the United States will be effected only by or through U.S. registered broker-dealers.

Each of the Underwriters and South Africa has represented, warranted and agreed that, in connection with their initial distribution, (i) it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in the Republic of France and (ii) offers and sales of Notes will be made in the Republic of France only to qualified investors as defined and in accordance with articles L.411-1 and L.411-2 of the French Code monétaire et financier and Decree No. 98-880 dated October 1, 1998 relating to offers to qualified investors.

In addition, each of the Underwriters and South Africa has represented, warranted and agreed that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in the Republic of France, the Prospectus Supplement, the Prospectus or any other offering material relating to the Notes other than to investors to whom offers and sales of Notes in the Republic of France may be made as described above.

Each of the underwriters has represented and agreed that it has not offered or sold and that it will not offer or sell the Notes in the Federal Republic of Germany, except where such offer or sale is being made in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) as of June 22, 2005 and any other applicable laws and regulations in the Federal Republic of Germany governing the issue, sale and offering of securities.

The offering of the Notes has not been registered with the Commissione Nazionale per la Società e la Borsa (‘‘CONSOB’’) (the Italian securities and exchange commission) pursuant to Italian securities legislation and, accordingly, the Notes cannot be offered, sold or distributed nor can any copies of the Prospectus or any other document relating to the Notes can be distributed in the Republic of Italy (‘‘Italy’’) in a public solicitation (sollecitazione all'investimento) within the meaning of Article 1, paragraph 1, letter (t) of Legislative Decree no. 58 of February 24, 1998 (the ‘‘Financial Services Act’’) , unless an exemption applies. Accordingly, the Notes in Italy:

(i) shall only be offered or sold to professional investors (operatori qualificati), as defined in Article 31, second paragraph of CONSOB Regulation No 11522 of July 1, 1998, as amended, or

(ii) in other circumstances which are exempted from the rules on public solicitations pursuant to Article 100 of the Financial Service Act and Article 33, first paragraph, of CONSOB Regulation No 11971 of May 14, 1999 (as amended).

Moreover, and subject to the foregoing, the Notes may not be offered, sold or delivered and neither the Prospectus nor any other material relating to the Notes may be distributed or made available in Italy unless such offer, sale or delivery of Notes or distribution or availability of copies of the Prospectus or any other material relating to the Notes in the Italy is made:

a) by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act and Legislative Decree No 385 of September 1, 1993 (the ‘‘Italian Banking Act’’);

b) in compliance with Article 129 of the Italian Banking Act and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities (e.g., Notes) in Italy is subject to prior and subsequent notification to the Bank of Italy, unless an exemption, depending inter alia on the amount of the issue and the characteristics of the securities, applies; and

c) in compliance with all relevant Italian securities, tax and exchange control and other applicable laws and regulations and any other applicable requirement or limitation which may be imposed from time to time by CONSOB or the Bank of Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to Directive 2003/71/CE (the ‘‘Prospectus Directive’’), such requirements shall be replaced by the applicable requirements under the Prospectus Directive or the relevant implementing laws.

Each Underwriter has represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or (provided that the aggregate principal amount of Notes allotted does not exceed 105 per cent. of the aggregate principal amount of the Notes) effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However there is no assurance that the Underwriters (or any person acting on behalf of the Underwriters) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

South Africa has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Certain of the Underwriters from time to time have performed various investment and commercial banking and advisory services for South Africa for which they have received customary fees and expenses. The Underwriters may engage in transactions with and perform services for South Africa in the ordinary course of their business.

South Africa estimates that its total expenses for this offering, excluding fees and commissions, will be approximately €            , including registration fees previously paid. South Africa estimates that its total expenses for this offering, including fees and commissions, will be approximately €            .

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon on behalf of South Africa by Advocate Enver Daniels, S.C., The Chief State Law Adviser of the Republic of South Africa, and on behalf of the Underwriters by Linklaters, New York, New York. Huntley Inc. and Sonnenberg Hoffman Galombik, South African counsel to the Underwriters, will pass upon certain South African legal matters for the Underwriters. As to all matters of South African law, Linklaters may rely on the opinions of Advocate Enver Daniels, S.C. All statements with respect to matters of South African law in this Prospectus Supplement and the Prospectus have been passed upon by and are made upon his authority. Linklaters and Advocate Enver Daniels, S.C. have given and not withdrawn their written consents to the issue of this document with the inclusion of the references to them in the form and context in which they are in fact included. Linklaters, Huntley Inc. and Sonnenberg Hoffmann Galombik act from time to time on behalf of the South African government.

 ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this Prospectus Supplement along with the accompanying Prospectus attached hereto. We are furnishing this Prospectus Supplement and the accompanying Prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Notes and for Luxembourg listing purposes.

Responsibility Statement

The Republic of South Africa, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this Prospectus Supplement together with the attached Prospectus dated August 20, 2003) is, to the best of the Republic of South Africa’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. The Republic of South Africa accepts responsibility accordingly.

Table of References

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2005

Annex XVI, 3.1: Issuer’s position within the governmental framework	‘‘Republic of South Africa — Government and Political Parties’’ on page 10 of Exhibit 99.D

Annex XVI, 3.2: Geographic location and legal form of the issuer	‘‘Republic of South Africa — Area and Population’’ on page 5 and 6 of Exhibit 99.D

Annex XVI, 3.4(a): Structure of the issuer’s economy	‘‘The South African Economy — Overview’’ on pages 20 to 44 of Exhibit 99.D

Annex XVI, 3.4(b): Gross domestic product	‘‘Summary Information — The Economy’’ on page 1 of Exhibit 99.D

Annex XVI, 3.5 South Africa’s political system and government	‘‘Republic of South Africa — Government and Political Parties’’ on pages 6 to 10 of Exhibit 99.D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	‘‘Public Finance — The National Budget Process’’ on pages 73-82 of Exhibit

Annex XVI, 4(b) Gross public debt of the issuer	‘‘Tables and Supplementary Information’’ on page 92-98 of Exhibit 99.D

Annex XVI,4(c) Foreign Trade balance and balance of payments	‘‘The External Sector of the Economy — Foreign Trade’’ on pages 58-62 of Exhibit 99.D

Annex XVI, 4(d) Foreign exchange reserves	‘‘The External Sector of the Economy — Reserves and Exchange Rates’’ on page 68 of Exhibit 99.D

Annex XVI, 4(e): Financial position and resources	‘‘National Government Debt — Total Debt of National Government’’ on page 87 of Exhibit 99.D

Annex XVI, 4(f): Income and expenditure figures and 2005 budget	‘‘Public Finance — Consolidated Government Revenue’’ on page 80 of Exhibit 99.D

GENERAL INFORMATION

The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The CUSIP Number for the Notes is 836205 AK 0, the ISIN for the Notes is US836205AK06 and the Common Code for the Notes is . The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

The issue and sale of the Notes have been authorized by the Minister of Finance of the Republic of South Africa by virtue of a certificate of authorization pursuant to the authority conferred upon him by Sections 66(2)(a), 71 and 72 of the Public Finance Management Act, No. 1 of 1999 (as amended by the Public Finance Management Amendment Act, No. 29 of 1999), of the Republic of South Africa. Information included in this Prospectus Supplement that is identified as being derived from a publication of, or supplied by, the South African government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the South African government.

Save as disclosed herein, in the Prospectus, Annual Report and Amendments to the Annual Report, there has been no significant change in the financial and trading position of South Africa which is material in the context of the issue of the Notes since March 31, 2005.

Save as disclosed herein, in the Prospectus, Annual Report and Amendments to the Annual Report, South Africa is not involved in any litigation, arbitration or administrative proceedings which are material in the context of the issue of the Notes nor, so far as South Africa is aware, are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

Save as disclosed herein, there have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which South Africa is aware) during the 12 months preceding the date of this Prospectus Supplement which may have or have had in the recent past significant effects, in the context of the issue of the Notes, or South Africa and its financial position.

South Africa has appointed Deutsche Bank Luxembourg S.A. as the Luxembourg Listing Agent, as the intermediary between South Africa and the holders of the Notes and as the Luxembourg Transfer and Paying Agent, and, for so long as the Notes are listed on the Luxembourg Stock Exchange so long as the rules of the Luxembourg Stock Exchange so require, South Africa will maintain a listing agent, transfer agent and paying agent in Luxembourg. In the event of an issuance of definitive certificates, Deutsche Bank Luxembourg S.A., as Luxembourg Transfer and Paying Agent, will make payments of principal and interest and register transfers in the manner described in the section entitled ‘‘Description of Notes— Definitive Notes’’ in this Prospectus Supplement.

Copies of the following documents will be available for inspection during usual business hours at the specified office of the Luxembourg Listing Agent: (a) the Amended and Restated Fiscal Agency Agreement (which will contain the form of the Global Notes) and (b) the authorization of the Minister of Finance of the Republic of South Africa pursuant to the Public Finance Management Act, No. 1 of 1999 (as amended by the Public Finance Management Amendment Act, No. 29 of 1999), authorizing the issue and sale of the Notes. In addition, copies of the Annual Report, the Amendments to the Annual Report and copies of the Republic’s National Budgets will be available in English, free of charge, at the specified office of the Luxembourg Listing Agent for so long as the Notes are outstanding or listed on the Luxembourg Stock Exchange and will also be available to view on the website of the Luxembourg Stock Exchange (http://www.bourse.lu). In addition, this Prospectus Supplement is also available to view on the website of the Luxembourg Stock Exchange (http://www.bourse.lu).

South African counsel has advised that under laws and regulations relating to sovereign immunity in force at the date hereof, the irrevocable submission of South Africa pursuant to the Pricing Agreement and the Amended and Restated Fiscal Agency Agreement to the jurisdiction of any State or Federal court in The City of New York and the waivers by South Africa of any objection to the venue of a proceeding in any such court and of any immunity to jurisdiction to which it may otherwise be entitled or to any right to which it may be entitled based upon place of residence or domicile, are legal, valid and binding. Any judgment obtained in any State or Federal court in The City of New York arising out of or in relation to the obligations of South Africa under the Pricing Agreement and the Amended and Restated Fiscal

Agency Agreement will be enforceable against South Africa in the courts of the Republic of South Africa without re-examination of the merits. Notwithstanding the foregoing, under the State Liability Act 20 of 1957 (the ‘‘State Liability Act’’), no execution, attachment or like process shall be issued against South Africa or any property of South Africa. The State Liability Act requires that the amount, if any, which may be required to satisfy any judgment or order given or made against South Africa may be paid out of the National Revenue Fund. Accordingly, holders of Notes will only be entitled to enforce a judgment against South Africa or its property in South Africa by claiming against the National Revenue Fund.

The Auditor General of South Africa serves as the external auditor of all national and provincial state departments and municipalities, subject only to the Constitution and the laws of South Africa. The Auditor General submits audit reports on the accounts, financial statements, financial management and the consolidated financial statements of all national and provincial state departments and municipalities to any legislature that has a direct interest in the audit.

Save as disclosed herein, there has been no significant change related to public finance and trade of South Africa since March 31, 2005.

PROSPECTUS

Republic of South Africa

Debt Securities
and/or
Warrants to Purchase
Debt Securities

By this prospectus, the Republic of South Africa may offer debt securities and warrants to purchase debt securities with a total maximum offering price of US$3,000,000,000 (or the equivalent in other currencies or composite currencies).

The Republic of South Africa may offer from time to time as separate issues one or more series of unsecured debt securities or warrants to purchase debt securities which will rank equally with its present and future unsecured and unsubordinated general obligations for moneys borrowed.

The Republic of South Africa will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus or into any prospectus supplement, carefully before you make any decision to invest in the debt securities or warrants to purchase debt securities. This prospectus may not be used to make offers or sales of debt securities or warrants to purchase debt securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 20, 2003.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Republic of South Africa files annual reports on Form 18-K with the U.S. Securities and Exchange Commission on a voluntary basis. The Republic’s Annual Report on Form 18-K for the fiscal year ended March 31, 2002 filed with the SEC on December 18, 2002 is hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the Commission by the Republic on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities and/or warrants to purchase debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term ‘‘Annual Report’’ will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.

Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.

Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to Ambassador Barbara Masekela, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington, D.C. 20008.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, the net proceeds from the sale of the debt securities and warrants to purchase debt securities will be used for the general purposes of the National Government.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions common to all series of the debt securities and the amended and restated fiscal agency agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the amended and restated fiscal agency agreement and the debt securities.

General

The South African government may issue one or more series of debt securities as it chooses to authorize.

The accompanying prospectus supplement will describe the following terms of the debt securities:

•	the title;

•	the price or prices at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

•	the date or dates on which principal and interest will be payable;

•	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, and the record dates and interest payment dates;

•	the place or places where principal and interest payments will be made;

•	the time and price limitations on redemption of the debt securities;

•	our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

•	whether the debt securities will be in bearer form (which may or may not be registrable as to principal) with interest coupons, if any, or in fully registered form, or both, and restrictions on the exchange of one form for another;

•	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which these amounts will be determined;

•	whether and under what circumstances the South African government will issue the debt securities as global debt securities;

•	whether the debt securities will be designated to be collective action securities (as described below in ‘‘Collective Action Securities’’); and

•	any other specific terms of the debt securities.

Any debt securities offered by the South African government that are exchangeable for other debt securities or for equity securities of entities owned by South Africa will be described in the prospectus supplement relating to such debt securities. Any special United States federal income tax and other considerations applicable to any debt securities (i) issued with original issue discount, (ii) denominated in a currency other than the U.S. dollar or (iii) payments on which are determined by reference to any index also will be described in the prospectus supplement relating to such debt securities.

There will be a fiscal agent or agents for the South African government in connection with the debt securities whose duties will be governed by the amended and restated fiscal agency agreement. The South African government will appoint a fiscal agent for each series of debt securities, which may or may not be the same fiscal agent. So long as no conflict of interest arises, the fiscal agent may engage or be interested in any financial or other transaction with the South African government. The fiscal agent is the agent of the South African government. The fiscal agent is not a trustee for the holders of debt securities and does not have a trustee’s responsibilities or duties to act for the holders of debt securities.

The South African government may issue debt securities that bear no interest or interest at a rate which at the time of issuance is below market rates to be sold at a substantial discount below their stated principal amount. Special considerations applicable to any debt securities sold at a discount will be described in the prospectus supplement relating to the debt securities.

The South African government will make payments of principal of (and premium, if any) and interest on the debt securities at the place or places and in the currency or currencies it designates and sets forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on fully registered debt securities will be paid by check mailed to the persons in whose names the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the person’s address that appears on the register of the debt securities.

Currency Transfer Guarantee

Unless otherwise provided in the applicable prospectus supplement, the debt securities will benefit from a currency transfer guarantee of the South African Reserve Bank, under which the South African Reserve Bank, in its capacity as the agent for the Minister of Finance for purposes of enforcement of South African Exchange Control Regulations, will irrevocably and unconditionally guarantee that the transfer to the fiscal agent of all sums in the amount and in the currency required for the fulfillment of the financial obligations arising from the debt securities and the amended and restated fiscal agency agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at that time in South Africa and without any obligation of a holder of debt securities or the fiscal agent to submit an affidavit or to comply with any other formality.

Nature of the Obligations of the South African Government

The debt securities will constitute the direct, unconditional, general and (subject to the provisions below) unsecured obligations of the South African government and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the South African government for moneys borrowed. The full faith and credit of the South African government will be pledged for the due and punctual payment of, and the due and timely performance of all the South African government’s obligations relating to, the debt securities. Amounts payable in respect of principal of and interest on the debt securities will be charged upon and be payable out of the National Revenue Fund of the South African government, where the public revenues of the South African government are deposited, equally and ratably with all other amounts so charged and amounts payable in respect of all other general loan obligations of the South African government.

Negative Pledge

So long as any debt security remains outstanding, the South African government will not create any mortgage, pledge, lien or other arrangement creating security upon any of its present or future revenues or assets to secure any present or future debt of the South African government, including:

•	moneys borrowed by the South African government, and

•	guarantees given by the South African government of debts incurred by other parties which are denominated or payable in a currency other than the South African rand without equally and rateably securing the outstanding debt securities. The South African government may, however, create security on goods or other assets provided to or acquired by it and securing a sum not greater than the purchase price, including interest and other related charges, of these goods or assets and related services.

South African Taxation

Under existing South African law, all payments of principal and interest in respect of the debt securities will be exempt from any taxes, levies, imposts, duties, deductions, withholdings or other charges, of whatsoever nature, imposed, levied, collected, withheld or assessed by the South African government or any political subdivision or taxing authority thereof or therein (all of which are referred to herein as ‘‘South African Taxes’’) so long as the beneficial owner of the relevant debt security is either

(1)	a natural person who:

•	is not ordinarily resident in South Africa, Botswana, Lesotho, Namibia or Swaziland, and

•	does not carry on business in South Africa and was physically absent from South Africa for at least 183 days during the relevant year of assessment, or

(2)	a company, incorporated association, corporation or other body corporate which is incorporated, registered, effectively managed or controlled outside South Africa, Botswana, Lesotho, Namibia and Swaziland, provided that:

•	such company does not carry on business in South Africa.

Without prejudice to the foregoing, if any payment of principal or interest is not exempt as aforesaid, the South African government has agreed to pay, to the extent permitted by law, such additional amounts as are necessary in order that the net payment, after the imposition of any South African Taxes, will not be less than the amount the holder would have received in the absence of South African Taxes, except that no such additional amounts shall be payable in respect of

(a)	any South African Taxes that are imposed by reason of the failure of the holder or beneficial owner of the debt security to make a declaration of nonresidence or other similar claim for exemption to the relevant tax authority; or

(b)	any Debt Security presented for payment more than 30 days after

(i)	the date on which such payment first becomes due, or

(ii)	if the full amount of the money payable has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received that notice to that effect shall have been duly given in the manner provided in the amended and restated fiscal agency agreement, except to the extent that the holder thereof would have been entitled to additional amounts on presenting the same for payment on the expiration of such period of 30 days.

Any reference herein to principal and/or interest shall be deemed also to refer to any additional amounts which may be payable hereunder.

United States Taxation

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) THIS DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

In the opinion of Linklaters, special United States counsel for the South African government, under United States federal income tax law as currently in effect, a United States Alien will not be subject to United States federal income taxes, including withholding taxes, on payments of interest on the debt securities, unless:

(i)    the holder is an insurance company carrying on a United States insurance business to which the interest is attributable, or

(ii)    the holder has an office or other fixed place of business in the United States to which the interest is attributable, and the interest either (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

Any gain realized on a sale or exchange of the debt securities by a United States Alien will not be subject to United States federal income tax, including withholding tax, unless (i) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale, and either (A) the gain or income is attributable to an office or other fixed place of business maintained in the United States by the holder or (B) the holder has a tax home in the United States.

The fiscal agent will be required to file information returns with the United States Internal Revenue Service with respect to payments made to certain United States persons on the debt securities. In addition, certain United States persons may be subject to United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the fiscal agent, and may also be subject to information reporting and backup withholding requirements with respect to proceeds from a sale of the debt securities. United States Aliens may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of these information reporting requirements and backup withholding tax.

A debt security held by an individual holder who at the time of death is a nonresident alien will not be subject to United States federal estate tax.

As used herein, the term ‘‘United States Alien’’ means a beneficial owner of debt securities that is, for United States federal income tax purposes, (i) a non-resident alien individual, (ii) a corporation not created or organized under the laws of the United States or any State thereof, (iii) a foreign estate or trust, or (iv) a partnership all of whose partners are United States Aliens.

Events of Default

The events of default are the following:

(a)	default in any payment of principal of (and premium, if any, on) or interest on any of the debt securities of such series and the continuance of the default for a period of more than 30 days after the due date; or

(b)	failure to perform or observe any other obligation under the debt securities of such series and the continuance of the default for a period of 60 days following written notice of the default to the South African government at the office of the fiscal agent by any holder (except where the failure is not capable of remedy, in which event no notice is required); or

(c)	if

(i)	any other present or future External Indebtedness becomes due and payable prior to its stated maturity by reason of default, or any such External Indebtedness is not paid at its maturity as extended by any applicable grace period, or any External Indebtedness in the form of a guarantee is not honored when due and called upon or within any applicable grace period, or

(ii)	the South African government declares a general moratorium on the payment of any External Indebtedness.

Acceleration of Maturity

The descriptions contained in this section ‘‘Description of Debt Securities—Acceleration of Maturity’’ do not apply to any series of debt securities that have been designated collective action securities. See ‘‘Acceleration of Maturity of the Collective Action Securities’’ below for descriptions of the corresponding terms of collective action securities.

If any of the events of default described in ‘‘Events of Default’’ above occurs and is continuing, the holder of any debt security may, by written notice to the South African government and the fiscal agent, to be addressed to the specified office of the fiscal agent, declare the debt security due and payable immediately.

If prior to receipt of a demand by the fiscal agent all defaults have been cured, the securities may not be declared due and payable immediately. Because each series of debt securities are independent of each other series, a default with respect to one series of debt securities will not, in itself, constitute a default with respect to, or permit the acceleration of the maturity of, debt securities of a different series except as provided in clause (c) above.

Redemption

If the debt securities of a series provide for mandatory redemption by the South African government, or redemption at the election of the South African government, redemption shall be on not more than 60 nor less than 30 days’ notice and, in the event of redemption in part, the debt securities to be redeemed will be selected by lot by the fiscal agent. Unless all the debt securities of a series to be redeemed are registered debt securities or bearer debt securities registered as to principal, notice of redemption will be published at least twice prior to the redemption date in a newspaper printed in the English language and of general circulation in Europe and at such other places, if any, as are set forth in such debt securities.

Additionally, notice of such redemption will be mailed to holders of registered debt securities of such series, and to those holders of bearer debt securities of such series who have registered the principal of their debt securities, to their last addresses as they appear on the register for the debt securities of such series. Under United States income tax regulations, special rules will apply to debt securities that can be redeemed prior to maturity if the yield on the redeemed debt securities would be lower than the yield on the debt securities if outstanding to stated maturity.

Amendments to the Terms of the Debt Securities

The descriptions contained in this section ‘‘Description of Debt Securities—Amendments to the Terms of the Debt Securities’’ do not apply to any series of debt securities that have been designated collective action securities. See ‘‘Amendments to the Terms of the Collective Action Securities’’ below for descriptions of the corresponding terms of collective action securities.

Amendments Requiring Unanimous Holder Consent

None of the following modifications or amendments may be effected without the consent of the holder of each debt security of the series being modified or amended:

(a)	change the due date for the payment of the principal of (or premium, if any) or any installment of interest on any debt security of such series,

(b)	reduce the principal amount of any debt security of such series, the portion of such principal amount which is payable upon acceleration of the maturity of such debt security, the interest rate thereon or the premium payable upon redemption thereof,

(c)	change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the debt securities of such series is payable,

(d)	shorten the period during which the South African government is not permitted to redeem the debt securities of such series, or permit the South African government to redeem the debt securities of such series if, prior to such action, the South African government is not permitted to do so,

(e)	reduce the proportion of the principal amount of the debt securities of such series the vote or consent of the holders of which is necessary to modify, amend or supplement the amended and restated fiscal agency agreement or the terms and conditions of the debt securities of such series or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, taken or given, or

(f)	change the obligation of the South African government to pay additional amounts.

Amendments Requiring Consent by Vote of 66 2/3% of the Holders or Written Consent

The South African government and the fiscal agent for any series may modify, amend or supplement the terms of the debt securities of that series or the amended and restated fiscal agency agreement in any way, if they have received approval by affirmative vote of 66 2/3% or greater (or as may be specified in the text of the debt securities of the series) of the aggregate principal amount of the debt securities of that series then outstanding

(a)	at a meeting of holders duly called and held, or

(b)	by written consent in lieu of such meeting.

Amendments Not Requiring the Consent of Holders

The South African government and the fiscal agent may, without the vote or consent of any holder of debt securities, amend the amended and restated fiscal agency agreement or the debt securities of any series for the purpose of

(a)	adding to the covenants of the South African government for the benefit of the holders of debt securities,

(b)	surrendering any right or power conferred upon the South African government,

(c)	securing the debt securities pursuant to the requirements of the debt securities or otherwise,

(d)	curing any ambiguity or curing, correcting or supplementing any defective provision thereof, or

(e)	amending the amended and restated fiscal agency agreement or the debt securities of such series in any manner which the South African government and the fiscal agent may determine and which shall not be inconsistent with the debt securities of such series and shall not adversely affect the interest of any holder of debt securities.

Governing Law; Consent to Service

The amended and restated fiscal agency agreement and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except with respect to all matters governing South Africa’s authorization of issuance and execution of any debt securities and any other matters required to be governed by the laws of the Republic of South Africa, which will be governed by the laws of the Republic of South Africa.

The South African government will accept the jurisdiction of any State or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be maintained by any holder of those securities. The South African government will appoint Ambassador Barbara Masekela, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington D.C. as its authorized agent upon whom process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the debt securities brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

This appointment of an agent for service of process will be irrevocable until all amounts in respect of the principal of (and premium, if any), and any interest due and to become due on or in respect of all of the debt securities have been provided to the fiscal agent pursuant to the terms of the amended and restated fiscal agency agreement and either paid or returned to the South African government as provided in the amended and restated fiscal agency agreement, except that, if for any reason, the authorized agent ceases to be able to act as such authorized agent or ceases to have an address in the United States, the South African government will appoint another person in Washington, D.C. or The City of New York, selected in its discretion, as its authorized agent.

Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the United States Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

Collective Action Securities

South Africa may designate a particular series of debt securities to be collective action securities, the specific terms of which shall be described in the prospectus supplement relating to such securities. Debt securities designated to be collective action securities will have the same terms and conditions as the debt securities described in ‘‘Description of Debt Securities’’ above, except that such collective action securities shall contain different provisions relating to certain aspects of acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity of the Collective Action Securities

If any of the events of default described in ‘‘Events of Default’’ above occurs and is continuing with respect to any series of collective action securities, the holders of at least 25% of the aggregate principal amount of the collective action securities outstanding (as defined below) of that series may, by notice to the fiscal agent, declare all the collective action securities of that series to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the collective action securities of that series will become immediately due and payable on the date South Africa receives written notice of the declaration, unless South Africa has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding collective action securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

If prior to receipt of a demand by the fiscal agent all defaults have been cured, the collective action securities of that series may not be declared due and payable immediately. Because each series of collective action securities is independent of each other series, a default with respect to one series of such securities will not, in itself, constitute a default with respect to, or permit the acceleration of the maturity of, collective action securities of a different series except as provided in clause (c) of ‘‘Description of Debt Securities—Events of Default’’ above.

Amendments to the Terms of the Collective Action Securities

South Africa, the fiscal agent and the holders may generally modify or take actions with respect to the amended and restated fiscal agency agreement or the terms of any series of the collective action securities:

•	with the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding collective action securities of that series that are represented at a meeting; or

•	with the written consent of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding collective action securities of that series.

However, the holders of not less than 75% of the aggregate principal amount of any series of the outstanding collective action securities, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the collective action securities of that series that would:

•	change the due dates for the payment of principal of or interest on the collective action securities of that series;

•	reduce any amounts payable on the collective action securities of that series;

•	reduce the amount of principal payable upon acceleration of the maturity of the collective action securities of that series;

•	reduce the interest rate of the collective action securities of that series;

•	change the payment currency or places of payment for the collective action securities of that series;

•	permit early redemption of the collective action securities of that series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	reduce the percentage of holders of the collective action securities of that series whose vote or consent is needed to amend, supplement or modify the amended and restated fiscal agency agreement (as it relates to the collective action securities of that series) or the terms and conditions of the collective action securities of that series or to take any other action with respect to the collective action securities of that series or change the definition of ‘‘outstanding’’ with respect to the collective action securities of that series;

•	change South Africa’s obligation to pay any additional amounts in respect of the collective action securities of that series;

•	change the governing law provision of the collective action securities of that series;

•	change the courts to the jurisdiction of which South Africa has submitted, South Africa’s obligation to appoint and maintain an agent for service of process in Washington, D.C. or The City of New York or South Africa’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the collective action securities of that series, as described herein;

•	in connection with an exchange offer for the collective action securities of that series, amend any event of default under the collective action securities of that series; or

•	change the status of the collective action securities of that series, as described under ‘‘Description of Debt Securities—Nature of the Obligations of the South African Government’’ above.

South Africa refers to the above subjects as ‘‘reserved matters.’’ A change to a reserved matter, including the payment terms of any series of the collective action securities, can be made without the consent of individual holders of the collective action securities of that series, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding collective action securities of that series) agree to the change.

South Africa and the fiscal agent may, without the vote or consent of any holder of any series of the collective action securities, amend the amended and restated fiscal agency agreement or any series of the collective action securities for the purpose of:

•	adding to South Africa’s covenants for the benefit of the holders;

•	surrendering any of South Africa’s rights or powers;

•	providing collateral for the collective action securities of that series;

•	curing any ambiguity or correcting or supplementing any defective provision; or

•	making any other change that (a) is not inconsistent with the collective action securities of that series and (b) does not adversely affect the interest of any holder of the collective action securities of that series in any material respect.

For purposes of determining whether the required percentage of holders of any series of the collective action securities has approved any amendment, modification or change to, or waiver of, the collective action securities of that series or the amended and restated fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the collective action securities of that series, collective action securities of that series owned, directly or indirectly, by South Africa or any public sector instrumentality of South Africa will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only collective action securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, ‘‘public sector instrumentality’’ means the South African Reserve Bank, any department, ministry or agency of the South African government or any corporation, trust, financial institution or other entity owned or controlled by the South African government or any of the foregoing, and ‘‘control’’ means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or to elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

 DESCRIPTION OF WARRANTS

The following description sets forth certain general terms and provisions of the warrants and the warrant agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the warrant agreement and the warrants.

General

The South African government may issue, together with any debt securities offered by any prospectus supplement or separately, warrants for the purchase of other debt securities. Each series of warrants will be issued under a warrant agreement to be entered into between the South African government and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of warrants.

Each prospectus supplement that provides for the issuance of warrants will describe the following terms:

•	the terms referred to above under ‘‘Description of Debt Securities—General’’ as they relate to the particular series of debt securities that may be purchased by holders of the warrants;

•	the principal amount of debt securities that may be purchased by a holder of one warrant;

•	the purchase price of debt securities to someone exercising a warrant;

•	the procedures of and conditions that must be followed to purchase debt securities by exercising the warrant;

•	the dates on which the right to exercise the warrants shall begin and end;

•	whether and under what conditions the warrants may be terminated or cancelled by the South African government;

•	the date, if any, on and after which the warrants and debt securities issued together may be separately transferred;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, whether they will be exchangeable between such forms and, if registered, where they may be transferred and registered; and

•	other specific provisions.

Governing Law; Consent to Service

The warrants will be governed by and construed in accordance with the laws of the State of New York except with respect to their authorization and execution and any other matters required to be governed by the laws of the Republic of South Africa. The South African government will accept the jurisdiction of any State or Federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the warrants that may be maintained by any holder of those warrants. The South African government will appoint the warrant agent as its authorized agent upon which process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the warrants brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the United States Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

United States Taxation

Information with respect to the United States tax consequences of the issuance, purchase, exercise and expiration of warrants, including possible original issue discount on debt securities issued with warrants, will be set forth in the prospectus supplement relating to any particular issue of warrants.

PLAN OF DISTRIBUTION

South Africa may sell debt securities or warrants to purchase debt securities to or through underwriters, and also may sell debt securities or warrants to purchase debt securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the debt securities or warrants to purchase debt securities offered thereby.

The distribution of the debt securities or warrants to purchase debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of debt securities or warrants to purchase debt securities, underwriters may receive compensation from the South African government or from purchasers of debt securities or warrants to purchase debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities or warrants to purchase debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities or warrants to purchase debt securities may be deemed to be underwriters, and any discount or commission received by them from the South African government and any profit on the resale of debt securities or warrants to purchase debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the ‘‘Act’’). Any such underwriter or agent will be identified, and any such compensation received from the South African government will be described, in the prospectus supplement.

The debt securities or warrants to purchase debt securities will be a new issue of debt securities or warrants to purchase debt securities with no established trading market. Underwriters and agents to whom debt securities or warrants to purchase debt securities are sold by the South African government for public offering and sale may make a market in such debt securities or warrants to purchase debt securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities or warrants to purchase debt securities.

Under agreements which may be entered into by the South African government, underwriters, dealers and agents who participate in the distribution of debt securities or warrants to purchase debt securities may be entitled to indemnification by the South African government against certain liabilities, including liabilities under the Act.

If so indicated in the prospectus supplement, the South African government will authorize underwriters or other persons acting as the South African government’s agents to solicit offers by certain institutions to purchase debt securities or warrants to purchase debt securities from the South African government pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the South African government. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities or warrants to purchase debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

OFFICIAL STATEMENTS

Information included in this prospectus, or in any document incorporated by reference into this prospectus, that is identified as being derived from a publication of, or supplied by, the National Government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the National Government. All other information in this prospectus, or in any document incorporated by reference into this prospectus, and in the registration statement of which this prospectus is a part, other than that included under the caption ‘‘Plan of Distribution’’ in this prospectus, or in any document incorporated by reference into this prospectus, is included as a public official statement made on the authority of Mr. Trevor A. Manuel, Minister of Finance of the Republic of South Africa.

VALIDITY OF THE SECURITIES

The validity of each series of debt securities or warrants to purchase debt securities will be passed upon on behalf of the South African government by Advocate Enver Daniels, S.C., The Chief State Law Adviser of the Republic of South Africa, and on behalf of the Underwriters by Linklaters, New York, New York. Huntley Inc. and Sonnenberg Hoffmann Galombik, South African counsel to the Underwriters, will pass upon certain South African legal matters for the Underwriters. As to all matters of South African law, Linklaters may rely on the opinion of Advocate Enver Daniels, S.C. All statements with respect to matters of South African law in this prospectus have been passed upon by Advocate Enver Daniels, S.C. and are made upon his authority. Linklaters, Huntley Inc. and Sonnenberg Hoffmann Galombik may act from time to time on behalf of the South African government.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of the Republic of South Africa in the United States of America is Ambassador Barbara Masekela of the Republic of South Africa, whose address is:

Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, N.W. Washington, D.C. 20008.

FURTHER INFORMATION

The issue and terms of debt securities or warrants to purchase debt securities will be authorized by the Minister of Finance of the Republic of South Africa pursuant to the authority conferred upon him by the Public Finance Management Act, 1999 (Act No. 1 of 1999) of the Republic of South Africa.

A registration statement with respect to South Africa and the debt securities or warrants to purchase debt securities has been filed with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington, D.C., 20549, under the Act. Additional information concerning South Africa and the debt securities or warrants to purchase debt securities is to be found in the registration statement, any pre- or post-effective amendment to the registration statement and any document incorporated by reference into the registration statement, including the various exhibits to these documents, which may be inspected at the office of the Securities and Exchange Commission.

The Republic of South Africa, although not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, files Annual Reports on Form 18-K with the Securities and Exchange Commission on a voluntary basis. These Annual Reports include certain material statistical and other information concerning the Republic of South Africa. The Republic of South Africa may also include exhibits to its Annual Report on Form 18-K and file amendments on Form 18-K/A, for the purpose of filing with Commission information that has not been included in the registration statement to which this prospectus and any related prospectus supplement relate, which information would thereby be incorporated by reference into the registration statement. Annual Reports on Form 18-K and amendments on Form 18-K/A of the Republic of South Africa may be inspected at the office of the Securities and Exchange Commission, or reviewed on the Commission’s Internet site at (http:// www.sec.gov). This site contains reports and other information regarding issuers that file electronically with the Commission.

ISSUER
REPUBLIC OF SOUTH AFRICA

National Treasury
40 Church Street
Pretoria 0001
South Africa
Phone: 27 12 315 5591

LEGAL ADVISOR TO THE REPUBLIC OF SOUTH AFRICA

Advocate Enver Daniels, S.C.
The Chief State Law Adviser of the
Republic of South Africa
12th Floor, Momentum Building
East Tower
329 Pretorius Street
Pretoria 0001
South Africa

LEGAL ADVISERS TO THE UNDERWRITERS

as to South African law:

Huntley Inc. 1st Floor Fullham House Hampton Office Park 20 Georgian Crescent Bryanston Johannesburg South Africa	Sonnenberg Hoffmann Galombik 5th Floor, ABN Ambro House 85 Maude Street Johannesburg 2196 South Africa

as to United States law:

Linklaters
1345 Avenue of the Americas
New York, New York 10105
United States of America

FISCAL AGENT

Deutsche Bank Trust Company Americas
(formerly Bankers Trust Company)
280 Park Avenue
New York, New York 10017
United States of America

LUXEMBOURG LISTING, TRANSFER AND PAYING AGENT

Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L-1115 Luxembourg

Republic of South Africa